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                                   EXHIBIT 23.1




                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS


The Board of Directors
Braintech, Inc.

We consent to the use of our report dated April 15, 1999, except as to note 12 which is as of June 30, 1999, relating to the consolidated balance sheets of Braintech, Inc. as at December 31, 1998 and 1997 and the related consolidated statements of operations, stockholders's deficit and cash flows for each of the years in the three year period ended December 31, 1998 and for the period from inception on January 3, 1994 to December 31, 1998 included in the registration statement on Form S-1, of Braintech, Inc and to the reference to our firm under the heading "Experts" in the prospectus.


KPMG LLP

Chartered Accountants

Vancouver, Canada
February 9, 2000